UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Benecken, Manfred
   22110 Eagles Nest Drive
   Lafayette, CO  80026
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   05/10/1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Exabyte Corporation
   EXBT
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President/General Manager
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common                                     |2,800                 |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Right to Buy (Stock Opti|See Note |01/16/07 |Common                 |20,000   |$10.25    |D            |                           |
on)                     |         |         |                       |         |          |             |                           |
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Right to Buy (Stock Opti|See Note |02/12/07 |Common                 |5,000    |$12.375   |D            |                           |
on)                     |         |         |                       |         |          |             |                           |
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Right to Buy (Stock Opti|See Note |05/09/07 |Common                 |5,000    |$15.875   |D            |                           |
on)                     |         |         |                       |         |          |             |                           |
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Right to Buy (Stock Opti|See Note |01/09/08 |Common                 |25,000   |$6.8125   |D            |                           |
on)                     |         |         |                       |         |          |             |                           |
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Right to Buy (Stock Opti|See Note |01/29/09 |Common                 |30,000   |$5.50     |D            |                           |
on)                     |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
NOTE: Options granted pursuant to the Company's stock option plans vest at the rate of 2% per month.
SIGNATURE OF REPORTING PERSON
/s/  Manfred Benecken
DATE
May 20, 1999